Exhibit 99.1

Rigel Resource Acquisition Corp. Announces Non-Binding Letter of Intent
to Acquire Metals Company

NEW YORK, July 26, 2023 4:05 PM Eastern Daylight Time--(BUSINESS WIRE)--Rigel Resource Acquisition Corp. (NYSE: RRAC) (the “Company”) today announced that it signed a non-binding letter of intent for a business combination with a company in the global metals sector (“Target”) on March 23, 2023. However, no assurances can be made that the Company and Target will successfully negotiate and enter into a definitive agreement regarding a business combination. Any transaction would be subject to board and equity holder approval of both the Company and Target, regulatory approvals and other customary closing conditions.

About Rigel Resource Acquisition Corp.

Rigel Resource Acquisition Corp is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Rigel Resource Acquisition Corp aims to identify and transact with a prospective target business in the global metals sector.

Additional Information and Where to Find It

The Company urges investors, shareholders and other interested persons to read the definitive proxy statement (the “Definitive Proxy Statement”) in connection with an extraordinary general meeting of shareholders of the Company to be held at 11:00 a.m., Eastern Time, on August 7, 2023 for the purpose of, among other things, extending the time by which it has to consummate an initial business combination from August 9, 2023 to August 9, 2024 (the “Extension”), as well as other documents filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), because these documents contain important information about the Company and the Extension. The Definitive Proxy Statement was mailed to shareholders of the Company as of a record date of July 10, 2023, on or about July 19, 2023. Shareholders may obtain copies of the Definitive Proxy Statement, without charge, at the SEC’s website at www.sec.gov or by directing a request to: Rigel Resource Acquisition Corp, 7 Bryant Park, 1045 Avenue of the Americas, Floor 25, New York, NY 10018.

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies of the Company’s shareholders in connection with the proposals described in the Definitive Proxy Statement. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and officers in the Definitive Proxy Statement, which may be obtained free of charge from the sources indicated above.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. These forward-looking statements and factors that may cause such differences include, without limitation, uncertainties relating to our ability to obtain approval for the Extension, our ability to complete an initial business combination, and other risks and uncertainties indicated from time to time in filings with the SEC, including “Risk Factors” in the Definitive Proxy Statement and in other reports we file with the SEC. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact
Jon Lamb
jlamb@orionrp.com